Exhibit 99.1

ADT REPORTS THIRD QUARTER 2022 RESULTS

Continued sequential and year-over-year improvement in revenue, up 22% versus prior year
Strong customer satisfaction with a third consecutive quarter of record high customer retention and recurring monthly revenue balance
Improving capital efficiency with record revenue payback
Reaffirming 2022 guidance metrics

BOCA RATON, Fla. – Nov. 3, 2022 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today reported results for the third quarter of 2022.

Financial highlights for the third quarter of 2022 are listed below. Variances are on a year-over-year basis unless otherwise noted.

•Total revenue of $1.6 billion, up 22% or 8% excluding Solar, and end-of-period Recurring Monthly Revenue (RMR) of $372 million, up 4%
•Record high customer retention with gross customer revenue attrition at 12.6%
•Record revenue payback of 2.1 years
•GAAP net loss of $122 million, or a loss of $(0.13) per diluted share, down $13 million
•Adjusted net income of $83 million, or $0.10 per diluted share, up $137 million
•Adjusted EBITDA of $620 million, up $66 million or 12%

“ADT’s strong third quarter results demonstrate our continued momentum – setting records in customer retention, RMR balance and revenue payback,” said ADT President and CEO, Jim DeVries. “Our performance to date validates our progress on key initiatives, outlined earlier this year during our Investor Day, to meaningfully grow revenue, earnings and cash flows, as well as reduce debt. Additionally, we were tremendously excited to announce our partnership with State Farm. A collaboration with such a marquee organization will serve as a significant future growth catalyst for ADT and we look forward to continued positive momentum in 2023.”

BUSINESS HIGHLIGHTS
Foundation for Growth
•Continued growth of RMR – The end-of-period RMR balance was $372 million, representing a 4% increase over the prior year period. Approximately 80% of total Consumer and Small Business (CSB) and Commercial revenue was generated from this durable recurring revenue.
•Record customer retention and revenue payback – With strong customer satisfaction, trailing 12-month gross customer revenue attrition was 12.6% and revenue payback was a record 2.1 years at the end of the third quarter. This performance reflects an 80 basis point improvement in attrition versus the prior year period.
Innovative Offerings
•State Farm home protection partnership – ADT announced a flagship partnership with State Farm to revolutionize homeownership through innovation in the detection and mitigation of property losses. In addition to its $1.2 billion equity investment, State Farm committed up to $300 million to fund product and technology innovation, customer growth and marketing activities in connection with the partnership.
•Enhanced Google offerings – As part of ADT’s partnership with Google, the Company nationally sells, installs, and services a full suite of Google Nest products, including doorbells, cameras, and thermostats. During the third quarter of 2022, the attachment rate for the Google doorbell was 51%, helping drive a 22% increase in residential installation revenue per unit as compared to the prior year period. In August, the Company began selling and installing indoor and outdoor Google Nest cameras and is currently realizing a greater than 30% increase in cameras per home.
•Google increases success fund commitment in support of Company’s partnership with State Farm – Google committed an incremental $150 million, subject to the achievement of certain milestones, raising Google’s total success fund commitment with ADT to $300 million. The incremental funds will advance opportunities to expand access for more customers to smart home innovation and technologies via new sales programs, and other related activities.
Unrivaled Safety
•Protecting Uber drivers and riders – ADT partnered with Uber to integrate ADT mobile safety solutions into the Uber app for riders and drivers. Uber users in the United States can now get live help, via phone or text, from ADT professional monitoring agents. Uber joins a growing number of enterprise customers that utilize Safe by ADT to power their app-based mobile safety features.
Premium Experience
•ADT Virtual Assistance program – In addition to virtual service, ADT now provides a virtual installation option, offering more flexibility, convenience, and choice to customers. The Virtual Assistance program is generating high customer satisfaction at a lower cost to the Company while also lowering the Company’s carbon footprint by eliminating thousands of vehicle trips each day. This program is a meaningful contributor to the Adjusted EBITDA margin expansion in our CSB segment.

Progress on our ESG Journey
•Supporting Hurricane Ian disaster relief – ADT made a $100,000 contribution to the Red Cross in response to the widespread destruction caused by Hurricane Ian. Florida is home to ADT’s headquarters, as well as more than 3,500 employees and hundreds of thousands of customers.

2022 FINANCIAL OUTLOOK
The Company is reaffirming its previously provided financial guidance for the full year 2022. Based on performance through the end of the third quarter, the Company expects to deliver Total Revenue and Adjusted EBITDA toward the upper end of their respective ranges and Adjusted Free Cash Flow toward the lower end of its respective range.

(in millions)
Total Revenue	$6,200 - $6,400
Adjusted EBITDA	$2,335 - $2,435
Adjusted Free Cash Flow	$550 - $625
See Note (1) for an explanation of why the Company is not providing a quantitative reconciliation of its non-GAAP financial outlook to the corresponding GAAP measures.

TOTAL COMPANY RESULTS (2)(3)

(in millions, except revenue payback, attrition, and per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	GAAP
Total revenue	$1,604	$1,317	$4,750	$3,926
Net income (loss)	(122)	(109)	21	(283)
Net cash provided by (used in) operating activities	498	370	1,321	1,155
Net cash provided by (used in) investing activities	(401)	(393)	(1,209)	(1,171)
Net cash provided by (used in) financing activities	(93)	(64)	(86)	(124)
Net income (loss) per share of Common Stock - diluted	$(0.13)	$(0.13)	$0.02	$(0.35)
Net income (loss) per share of Class B Common Stock - diluted	$(0.13)	$(0.13)	$0.02	$(0.35)
	Other Measures
Adjusted EBITDA	$620	$554	$1,818	$1,638
Adjusted Free Cash Flow	145	62	288	289
Trailing twelve-month revenue payback	—	—	2.1 years	2.3 years
Trailing twelve-month gross customer revenue attrition	—	—	12.6%	13.4%
End of period RMR	—	—	$372	$356
Adjusted Net Income (Loss)	$83	$(54)	$126	$(166)
Adjusted Diluted Net Income (Loss) per share	$0.10	$(0.07)	$0.15	$(0.22)

SEGMENT RESULTS (3)
CSB

(in millions)	Three Months Ended September 30,
	2022	2021	$ Change	% Change

Monitoring and related services	$1,022	$976	$46	5%
Installation, product, and other	89	60	29	49%
Total CSB revenue	$1,111	$1,036	$75	7%

Adjusted EBITDA	$592	$529	$63	12%
Adjusted EBITDA Margin (as a % of Total CSB Revenue)	53%	51%
Total CSB revenue for the third quarter was $1,111 million. This performance was driven by a $46 million, or 5%, increase in monitoring and related services (M&S) revenue resulting from higher average pricing, subscriber growth initiatives, and improved customer retention.
CSB Adjusted EBITDA increased 12% to $592 million in the third quarter on higher M&S revenue and improved cost performance. The Company’s Virtual Assistance program allowed ADT to reduce service costs year over year even as the Company achieved an increase in subscribers and RMR.

Commercial

(in millions)	Three Months Ended September 30,
	2022	2021	$ Change	% Change

Monitoring and related services	$138	$123	$15	12%
Installation, product, and other	176	159	18	11%
Total Commercial revenue	$314	$281	$33	12%

Adjusted EBITDA	$34	$26	$9	34%
Adjusted EBITDA Margin (as a % of Total Commercial Revenue)	11%	9%
Total Commercial revenue for the third quarter increased 12% year over year to $314 million. Sales remain strong, and revenues also increased as a result of an increase in product and service prices. However, supply chain delays are driving a growing backlog.
Commercial Adjusted EBITDA was $34 million in the third quarter, up 34% versus the prior year period driven by increased revenue, which was partially offset by the impact of cost inflation on materials, labor, and fuel.
Solar

(in millions)	Three Months Ended September 30,
	2022	2021	$ Change	% Change

Installation, product, and other	$179	$—	$179	N/M
Total Solar revenue	$179	$—	$179	N/M

Adjusted EBITDA	$(6)	$—	$(6)	N/M
Adjusted EBITDA Margin (as a % of Total Solar Revenue)	(4)%	—%
Note: Sunpro Solar, now referred to as ADT Solar, was acquired on December 8, 2021. M&S revenue is not applicable to the Solar segment.
Total Solar revenue for the third quarter was $179 million driven by the installation of approximately 4,600 systems. Solar Adjusted EBITDA was a $6 million loss, driven primarily by installation delays associated with a third-party lender’s insolvency in the June quarter and cost inefficiencies from lower install throughput.

BALANCE SHEET, CASH, AND LIQUIDITY
Net cash provided by operating activities during the third quarter of 2022 was $498 million with Adjusted Free Cash Flow of $145 million. Interest in the quarter was $19 million higher year over year on the Company’s First Lien Term Loan due 2026, which pressured operating and Adjusted Free Cash Flow. However, this key variable rate debt is hedged through interest rate swaps, with a portion of these higher interest payments offset in cash flows from financing activities.
At the end of the third quarter of 2022, the Company had total debt of $9.8 billion with continued improvements in GAAP and adjusted leverage ratios. During the third quarter, the Company reduced the outstanding balance of its revolving credit facility by $80 million, ending the quarter with no outstanding revolver borrowings.
On Sept. 15, 2022, through its subsidiaries, the Company entered into a new debt commitment letter for up to $600 million of term loans under a senior secured term loan A facility (the Term Loan A Facility). The facility includes a delayed draw and will have a term of five years from the date of the closing of the Term Loan A Facility. The Company expects to use the proceeds of the Term Loan A Facility together with cash on hand to repay the $700 million of notes due 2023. The Company has no other significant debt maturities remaining in 2023.
STATE FARM PARTNERSHIP AND TENDER OFFER
On Sept. 6, 2022, ADT announced a new partnership with State Farm to revolutionize the homeownership experience through innovation in the detection and mitigation of property losses. State Farm invested $1.2 billion to acquire an approximately 15% stake in ADT, after taking into effect the tender offer described below. As part of the equity investment, State Farm obtained a seat on ADT’s Board of Directors and Paul Smith, Executive Vice President and Chief Operating Officer of State Farm Mutual Automobile Insurance Company, State Farm’s parent entity, has joined the ADT Board of Directors as its representative. In addition to the equity investment, State Farm has committed up to $300 million to fund product and technology innovation, customer growth and marketing activities in connection with the partnership. State Farm funded the first $100 million in October 2022 and the two companies will collaborate to approve initiatives utilizing the funds.
In connection with State Farm’s equity investment, ADT commenced a tender offer to purchase up to 133,333,333 shares of its outstanding common stock, including shares issuable upon conversion of shares of its Class B common stock, at a purchase price of $9.00 per share, in cash, less applicable withholding taxes and without interest, representing an aggregate purchase price of $1.2 billion. The tender offer effectively eliminated any dilution from State Farm’s equity investment. Following completion of the tender offer, ADT’s three largest shareholders are:

% of Shares Outstanding
Apollo Global Management	55%
State Farm	15%
Google	6%
Note: All share percentages are on an as-converted basis.

The Company funded the tender offer with the proceeds of the State Farm investment and paid the fees and expenses in connection with the tender offer with available cash.

SPECIAL ITEMS
During the third quarter of 2022, the Company recognized two notable non-cash special items totaling $307 million. These charges are detailed below.
•In connection with the tender offer, as described above, the Company recognized a financial instrument on its balance sheet. Changes in fair value of this financial instrument resulted in a pre-tax non-cash charge of $158 million in the third quarter of 2022. The Company expects to recognize a pre-tax non-cash gain of $95 million in the fourth quarter of 2022 from the change in fair value of this financial instrument through the closing of the State Farm transaction.
•The Company recognized a pre-tax non-cash goodwill impairment charge of $149 million associated with the Company’s Solar reporting unit. This charge primarily reflects changes in macroeconomic conditions, such as rising interest rates, as well as Solar’s underperformance of operating results in successive quarters relative to expectations.

DIVIDEND DECLARATION
Effective Nov. 3, 2022, the Company’s Board of Directors declared a cash dividend of $0.035 per share to holders of the Company’s Common Stock and Class B Common Stock of record as of Dec. 15, 2022. This dividend will be paid on Jan. 4, 2023.
_____________________

(1)
The Company is not providing a quantitative reconciliation of its 2022 financial outlook for Adjusted EBITDA and Adjusted Free Cash Flow to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because the Company is unable to reliably predict or estimate these GAAP measures without unreasonable effort due to their dependence on future uncertainties, such as the adjustments or items discussed below under the heading “Non-GAAP Measures.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

(2)
All variances are year-over-year unless otherwise noted. Adjusted EBITDA and Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Net Income (Loss), Adjusted Diluted Net Income (Loss) per share, and Net Leverage Ratio are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics such as Gross Customer Revenue Attrition, Unit Count, RMR, Gross RMR Additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(3)	Amounts may not sum due to rounding.

Conference Call
As previously announced, management will host a conference call at 10:00 a.m. ET today to discuss the Company’s third quarter of 2022 results and lead a question-and-answer session.
Participants may listen to a live webcast through the investor relations website at investor.adt.com. A replay of the webcast will be available on the website within 24 hours of the live event.
Alternatively, participants may listen to the live call by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international) and requesting the ADT Third Quarter 2022 Earnings Conference Call. An audio replay will be available for two weeks following the call and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and providing the passcode 13732625.
A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.
About ADT Inc.
ADT provides safe, smart and sustainable solutions for people, homes and businesses. Through innovative products, partnerships and the largest network of smart home, security and rooftop solar professionals in the United States, we empower people to protect and connect what matters most. For more information, visit www.adt.com.

Investor Relations:	Media Relations:
investorrelations@adt.com Tel: 888-238-8525	media@adt.com

Forward-Looking Statements
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to the equity investment by and long term partnership with State Farm and the anticipated impact of these on our business and financial condition, our relationships with other insurance companies, and the market price of our Common Stock; anticipated financial performance; management’s plans and objectives for future operations; our acquisition of Sunpro Solar, now ADT Solar, and its anticipated impact on our business and financial condition; business prospects; market conditions; our ability to successfully respond to the challenges posed by the COVID-19 Pandemic; our strategic partnership and ongoing relationship with Google; the expected timing of product commercialization with Google or any changes thereto; the expected timing of product commercialization with State Farm or any changes thereto; the successful internal development, commercialization, and timing of our next generation platform and innovative offerings; the successful commercialization of our joint venture with Ford; the successful conversion of customers who continue to utilize 3G services; and other matters. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, factors relating to the achievement of potential benefits of the equity investment by and long term partnership with State Farm, including as a result of restrictions on, or required prior regulatory approval of, various actions by regulated insurers, risks and uncertainties related to ADT's ability to successfully generate profitable revenue from new and existing partnerships, ADT's ability to successfully commercialize any joint products with State Farm, the Company's ability to successfully utilize the incremental funding committed by Google, risks and uncertainties related to the Company’s ability to successfully integrate and operate the ADT Solar business, the Company’s ability to commercialize its joint venture with Ford, the Company’s ability to successfully generate profitable revenue from new and existing partnerships, the Company’s ability to continuously and successfully commercialize innovative offerings, the Company’s ability to successfully implement an Environmental, Social, and Governance program across the Company, the Company’s ability to successfully convert all remaining customers away from the use of a 3G platform, and risk factors that are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission (“SEC”), including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Monitoring and related services	$1,160	$1,098	$61	6%	$3,427	$3,245	$182	6%
Installation, product, and other	444	219	226	N/M	1,323	681	642	94%
Total revenue	1,604	1,317	287	22%	4,750	3,926	824	21%
Cost of revenue (exclusive of depreciation and amortization shown separately below)	494	372	122	33%	1,512	1,135	377	33%
Selling, general, and administrative expenses	480	449	32	7%	1,450	1,344	106	8%
Depreciation and intangible asset amortization	406	480	(74)	(15)%	1,282	1,424	(142)	(10)%
Merger, restructuring, integration, and other	6	(7)	13	N/M	3	19	(16)	(84)%
Goodwill impairment	149	—	149	N/M	149	—	149	N/M
Operating income (loss)	67	23	44	N/M	354	5	349	N/M
Interest expense, net	(30)	(133)	103	(77)%	(118)	(348)	229	(66)%
Loss on extinguishment of debt	—	(37)	37	N/M	—	(37)	37	N/M
Other income (expense)	(156)	2	(158)	N/M	(153)	5	(158)	N/M
Income (loss) before income taxes and equity in net earnings (losses) of equity method investee	(119)	(146)	27	(18)%	83	(375)	458	N/M
Income tax benefit (expense)	(2)	36	(38)	N/M	(59)	92	(151)	N/M
Income (loss) before equity in net earnings (losses) of equity method investee	(120)	(109)	(11)	10%	24	(283)	307	N/M
Equity in net earnings (losses) of equity method investee	(2)	—	(2)	N/M	(3)	—	(3)	N/M
Net income (loss)	$(122)	$(109)	$(13)	12%	$21	$(283)	$304	N/M

Net income (loss) per share - basic:
Common Stock	$(0.13)	$(0.13)			$0.02	$(0.35)
Class B Common Stock	$(0.13)	$(0.13)			$0.02	$(0.35)

Weighted-average shares outstanding - basic:
Common Stock	850	767			847	765
Class B Common Stock	55	55			55	55

Net income (loss) per share - diluted:
Common Stock	$(0.13)	$(0.13)			$0.02	$(0.35)
Class B Common Stock	$(0.13)	$(0.13)			$0.02	$(0.35)

Weighted-average shares outstanding - diluted:
Common Stock	850	767			858	765
Class B Common Stock	55	55			55	55
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$46	$24
Accounts receivable, net	540	442
Inventories, net	332	277
Work-in-progress	92	71
Prepaid expenses and other current assets	355	178
Total current assets	1,364	993
Property and equipment, net	377	364
Subscriber system assets, net	3,040	2,868
Intangible assets, net	5,186	5,413
Goodwill	5,822	5,943
Deferred subscriber acquisition costs, net	1,035	850
Other assets	744	463
Total assets	$17,568	$16,894

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$858	$118
Accounts payable	490	475
Deferred revenue	429	374
Accrued expenses and other current liabilities	909	737
Total current liabilities	2,686	1,703
Long-term debt	8,945	9,575
Deferred subscriber acquisition revenue	1,555	1,199
Deferred tax liabilities	928	867
Other liabilities	248	301
Total liabilities	14,361	13,646

Total stockholders' equity	3,207	3,249
Total liabilities and stockholders' equity	$17,568	$16,894
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income (loss)	$(122)	$(109)	$21	$(283)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization	406	480	1,282	1,424
Amortization of deferred subscriber acquisition costs	42	33	118	91
Amortization of deferred subscriber acquisition revenue	(64)	(45)	(176)	(123)
Share-based compensation expense	17	16	50	46
Deferred income taxes	(2)	(39)	48	(102)
Provision for losses on receivables and inventory	23	11	68	30
Loss on extinguishment of debt	—	37	—	37
Goodwill impairment	149	—	149	—
Intangible asset impairments	—	—	—	18
Unrealized (gain) loss on interest rate swap contracts	(108)	(23)	(313)	(115)
Change in fair value of financial instruments	158	—	158	—
Other non-cash items, net	26	29	104	100
Changes in operating assets and liabilities, net of effects of acquisitions:
Deferred subscriber acquisition costs	(109)	(87)	(304)	(235)
Deferred subscriber acquisition revenue	89	72	256	202
Other, net	(7)	(4)	(141)	66
Net cash provided by (used in) operating activities	498	370	1,321	1,155
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(159)	(173)	(500)	(512)
Subscriber system asset expenditures	(194)	(180)	(573)	(519)
Purchases of property and equipment	(48)	(43)	(136)	(127)
Acquisition of businesses, net of cash acquired	—	—	(13)	(16)
Proceeds from sale of business, net of cash sold	—	—	27	—
Other investing, net	—	1	(14)	4
Net cash provided by (used in) investing activities	(401)	(393)	(1,209)	(1,171)
Cash flows from financing activities:
Proceeds from long-term borrowings	100	1,000	480	1,011
Proceeds from receivables facility	73	47	212	118
Repayment of long-term borrowings, including call premiums	(187)	(1,034)	(528)	(1,052)
Repayment of receivables facility	(35)	(12)	(81)	(28)
Dividends on common stock	(32)	(29)	(95)	(87)
Payments on finance leases	(12)	(8)	(34)	(23)
Payments on interest rate swaps	(2)	(15)	(27)	(42)
Deferred financing costs	—	(12)	—	(12)
Other financing, net	2	(1)	(13)	(8)
Net cash provided by (used in) financing activities	(93)	(64)	(86)	(124)
Cash and cash equivalents and restricted cash and restricted cash equivalents:
Net (decrease) increase during the period	4	(88)	27	(139)
Beginning balance	56	157	33	208
Ending balance	$60	$68	$60	$68
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in millions)
(Unaudited)
Revenue by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
CSB:
Monitoring and related services	$1,022	$976	$3,026	$2,892
Installation, product, and other	89	60	235	205
Total CSB	$1,111	$1,036	$3,262	$3,097

Commercial:
Monitoring and related services	$138	$123	$400	$352
Installation, product, and other	176	159	502	477
Total Commercial	$314	$281	$902	$829

Solar:
Installation, product, and other	$179	$—	$586	$—
Total Solar (1)	$179	$—	$586	$—

Total Revenue	$1,604	$1,317	$4,750	$3,926
_______________________
(1)M&S revenue is not applicable to the Solar segment.
Adjusted EBITDA by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
CSB	$592	$529	$1,733	$1,558
Commercial	34	26	89	80
Solar	(6)	—	(4)	—
Total	$620	$554	$1,818	$1,638
Note: amounts may not sum due to rounding
Adjusted EBITDA Margin by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
CSB (as a % of Total CSB Revenue)	53%	51%	53%	50%
Commercial (as a % of Total Commercial Revenue)	11%	9%	10%	10%
Solar (as a % of Total Solar Revenue)	(4)%	—%	(1)%	—%

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
ADT sometimes uses information (“non-GAAP financial measures”) that is derived from the condensed consolidated financial statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under SEC rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
The following information includes definitions of our non-GAAP financial measures used in this release, reasons our management believes these measures are useful to investors regarding our financial condition and results of operations, additional purposes, if any, for which our management uses the non-GAAP financial measures, and limitations to using these non-GAAP financial measures, as well as reconciliations of these non-GAAP financial measures to the most comparable GAAP measures. Each non-GAAP financial measure is presented following the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The limitations of non-GAAP financial measures are best addressed by considering these measures in conjunction with the appropriate GAAP measures. In addition, computations of these non-GAAP measures may not be comparable to other similarly titled measures reported by other companies.
With regard to our financial guidance for 2022, the Company is not providing a quantitative reconciliation for forward-looking Adjusted EBITDA and Adjusted Free Cash Flow to net income (loss) and net cash provided by operating activities, respectively, which are the most directly comparable GAAP measures. These GAAP measures cannot be reliably predicted or estimated without unreasonable effort due to their dependence on future uncertainties, such as the adjustment of items used in the following reconciliations. Additionally, information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA, Adjusted EBITDA Margin, and Reconciliation to GAAP Net Income or Loss
We believe the presentation of Adjusted EBITDA provides useful information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest; (ii) taxes; (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets; (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions; (v) share-based compensation expense; (vi) merger, restructuring, integration, and other; (vii) losses on extinguishment of debt; (viii) radio conversion costs net of any related incremental revenue earned; and (ix) other income/gain or expense/loss items such as changes in fair value of certain financial instruments, impairment charges, financing and consent fees, or acquisition-related adjustments.
There are material limitations to using Adjusted EBITDA as it does not reflect certain significant items which directly affect our net income or loss (the most comparable GAAP measure).
The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of total revenue.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net income (loss)	$(122)	$(109)	$21	$(283)
Interest expense, net	30	133	118	348
Income tax expense (benefit)	2	(36)	59	(92)
Depreciation and intangible asset amortization	406	480	1,282	1,424
Amortization of deferred subscriber acquisition costs	42	33	118	91
Amortization of deferred subscriber acquisition revenue	(64)	(45)	(176)	(123)
Share-based compensation expense	17	16	50	46
Merger, restructuring, integration and other	6	(7)	3	19
Goodwill impairment(1)	149	—	149	—
Loss on extinguishment of debt	—	37	—	37
Change in fair value of financial instruments(2)	158	—	158	—
Radio conversion costs, net(3)	(4)	52	6	172
Acquisition related adjustments(4)	(1)	2	36	1
Other, net(5)	1	(1)	(7)	(1)
Adjusted EBITDA	$620	$554	$1,818	$1,638

Net income (loss) to total revenue ratio	(7.6)%	(8.3)%	0.4%	(7.2)%
Adjusted EBITDA Margin (as percentage of Total Revenue)	38.6%	42.1%	38.3%	41.7%
Note: amounts may not sum due to rounding
_______________________
(1) During the three and nine months ended September 30, 2022, represents the impairment charge related to Solar.
(2) During the three and nine months ended September 30, 2022, represents the change in fair value of a contingent forward purchase contract related to the tender offer.
(3) Represents net costs associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(4) During the nine months ended September 30, 2022, primarily represents amortization of purchase accounting adjustments related to the Sunpro Solar Acquisition.
(5) During the nine months ended September 30, 2022, primarily represents the gain on sale of a business.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow, Adjusted Free Cash Flow, and Reconciliation to GAAP Net Cash Flows from Operating Activities
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network, subscriber system asset expenditures, and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
We define Adjusted Free Cash Flow as Free Cash Flow adjusted for net cash flows related to (i) net proceeds from our consumer receivables facility; (ii) financing and consent fees; (iii) restructuring and integration; (iv) integration-related capital expenditures; (v) radio conversion costs net of any related incremental revenue collected; and (vi) other payments or receipts that may mask our operating results or business trends.

We believe the presentations of Free Cash Flow and Adjusted Free Cash Flow are appropriate to provide investors with useful information about our ability to repay debt, make other investments, and pay dividends. In addition, we believe the presentation of Adjusted Free Cash Flow is also a useful measure of our cash flow attributable to our normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as our ability to repay other debt, make other investments, and pay dividends.
There are material limitations to using Free Cash Flow and Adjusted Free Cash Flow. These metrics adjust for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash available than the most comparable GAAP measure. Free Cash Flow and Adjusted Free Cash Flow are not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$498	$370	$1,321	$1,155
Net cash provided by (used in) investing activities	$(401)	$(393)	$(1,209)	$(1,171)
Net cash provided by (used in) financing activities	$(93)	$(64)	$(86)	$(124)

Net cash provided by (used in) operating activities	$498	$370	$1,321	$1,155
Dealer generated customer accounts and bulk account purchases	(159)	(173)	(500)	(512)
Subscriber system asset expenditures	(194)	(180)	(573)	(519)
Purchases of property and equipment	(48)	(43)	(136)	(127)
Free Cash Flow	97	(25)	112	(2)
Net proceeds from receivables facility	38	35	131	90
Financing and consent fees	—	—	—	4
Restructuring and integration payments	6	2	13	9
Integration-related capital expenditures	1	2	2	9
Radio conversion costs, net	(2)	50	10	173
Other, net(1)	4	(2)	21	8
Adjusted Free Cash Flow	$145	$62	$288	$289
Note: amounts may not sum due to rounding
_______________________
(1) During the nine months ended September 30, 2022, primarily represents costs related to the ADT Solar acquisition.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Adjusted Net Income (Loss), Adjusted Diluted Net Income (Loss) per share, and Reconciliations to GAAP Net Income (Loss) and GAAP Diluted Net Income (Loss) per Share
We define Adjusted Net Income (Loss) as net income (loss) adjusted for (i) merger, restructuring, integration, and other; (ii) losses on extinguishment of debt; (iii) radio conversion costs net of any related incremental revenue earned; (iv) share-based compensation expense; (v) unrealized gains and losses on interest rate swap contracts not designated as hedges; (vi) other income/gain or expense/loss items such as changes in fair value of certain financial instruments, impairment charges, financing and consent fees, or acquisition-related adjustments; and (vii) the impact these adjusted items have on taxes.
Adjusted Diluted Net Income (Loss) per share is Adjusted Net Income (Loss) divided by diluted weighted-average shares outstanding of common stock. In periods of GAAP net loss, diluted weighted-average shares outstanding of common stock does not include the assumed conversion of Class B Common Stock and other potential shares, such as share-based compensation awards, to shares of Common Stock as the results would be anti-dilutive.
We believe Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) per share are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies.
There are material limitations to using these measures, as they do not reflect certain significant items which directly affect our net income (loss) and related per share amounts (the most comparable GAAP measures).
During the third quarter of 2021, Net Income (Loss) before special items was renamed Adjusted Net Income (Loss), and Diluted Net Income (Loss) per share before special items was renamed Adjusted Diluted Net Income (Loss) per share. There has been no change to the calculation of these measures.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2022	2021	2022	2021
Net income (loss)	$(122)	$(109)	$21	$(283)
Merger, restructuring, integration, and other	6	(7)	3	19
Goodwill impairment	149	—	149	—
Loss on extinguishment of debt	—	37	—	37
Change in fair value of financial instruments	158	—	158	—
Radio conversion costs, net	(4)	52	6	172
Share-based compensation expense	17	16	50	46
Unrealized (gain) loss on interest rate swaps(1)	(108)	(23)	(313)	(115)
Acquisition related adjustments	(1)	2	36	1
Other, net	1	(1)	(7)	(1)
Tax impact on adjustments	(12)	(21)	22	(41)
Adjusted Net Income (Loss)	$83	$(54)	$126	$(166)

Weighted-average shares outstanding - diluted(2):
Common Stock	850	767	858	765
Class B Common Stock	55	55	55	55

Net income (loss) per share - diluted:
Common Stock	$(0.13)	$(0.13)	$0.02	$(0.35)
Class B Common Stock	$(0.13)	$(0.13)	$0.02	$(0.35)

Adjusted Diluted Net Income (Loss) per share(3)	$0.10	$(0.07)	$0.15	$(0.22)
Note: amounts may not sum due to rounding.
Refer to the reconciliation from Adjusted EBITDA to net income (loss) herein for an explanation regarding goodwill impairment, change in fair value of financial instruments, radio conversion costs, net, acquisition related adjustments, and other, net.
_______________________
(1) Represents the change in the fair value of interest rate swaps not designated as cash flow hedges.
(2) Refer to the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.
(3) Calculated as Adjusted Net Income (Loss) divided by diluted weighted-average shares outstanding of Common Stock.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Debt to Net Income (Loss) Leverage Ratio and Reconciliation to Net Leverage Ratio

Net Leverage Ratio is calculated as the ratio of net debt to last twelve months (“LTM”) Adjusted EBITDA. Net debt is calculated as total debt excluding the Receivables Facility, including capital leases, minus cash and cash equivalents. Refer to the discussion on Adjusted EBITDA for descriptions of the differences between Adjusted EBITDA and net income (loss), which is the most comparable GAAP measure. We believe Net Leverage Ratio is a useful measure of the Company's credit position and progress towards leverage targets. There are material limitations to using Net Leverage Ratio as the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
Debt to Net Income (Loss) Leverage Ratio:

(in millions)	September 30, 2022
Total debt (book value)	$9,803
LTM net income (loss)	$(37)
Debt to net income (loss) leverage ratio	(267.4x)

Net debt and Net Leverage Ratio:

(in millions)	September 30, 2022
Revolver	$—
First lien term loan	2,737
First lien notes	5,550
Receivables facility	330
Finance leases	96
Other	3
Total first lien debt	$8,715
Second lien notes	1,300
Total debt(1)	$10,015

Less:
Cash and cash equivalents	(46)
Receivables Facility	(330)
Net debt	$9,640

LTM Adjusted EBITDA	$2,392
Net leverage ratio(2)	4.0x
Note: amounts may not sum due to rounding
_______________________
(1) Debt instruments are stated at face value.
(2) During Q4 2021, we began presenting net leverage ratio excluding the Receivables Facility.